AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 2016

Registration No. 333-206248

Registration No. 333-196524

Registration No. 333-187347

Registration No. 333-180146

Registration No. 333-174545

Registration No. 333-171264

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-206248

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-196524

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-187347

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-180146

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-174545

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-171264

UNDER

THE SECURITIES ACT OF 1933

ANACOR PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	25-1854385
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

235 East 42nd Street

New York, NY 10017-5755

(212) 733-2323

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2010 EQUITY INCENTIVE PLAN

2010 EMPLOYEE STOCK PURCHASE PLAN

2001 EQUITY INCENTIVE PLAN

(Full titles of the plans)

Douglas E. Giordano

President and Treasurer

Anacor Pharmaceuticals, Inc.

235 East 42nd Street

New York, NY 10017-5755

(212) 733-2323

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

David K. Lam, Esq.

Alison Z. Preiss, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of Anacor Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (File No. 333-206248), filed with the SEC on August 7, 2015, pertaining to the registration of 1,730,952 shares of the Registrant’s common stock (the “Shares”), reserved for future grant under the Registrant’s 2010 Equity Incentive Plan and 80,000 Shares, reserved for future grant under the Registrant’s 2010 Employee Stock Purchase Plan;

•	Registration Statement on Form S-8 (File No. 333-196524), filed with the SEC on June 4, 2014, pertaining to the registration of 1,661,769 Shares, reserved for future grant under the Registrant’s 2010 Equity Incentive Plan and 80,000 Shares, reserved for future grant under the Registrant’s 2010 Employee Stock Purchase Plan;

•	Registration Statement on Form S-8 (File No. 333-187347), filed with the SEC on March 18, 2013, pertaining to the registration of 1,423,625 Shares, reserved for future grant under the Registrant’s 2010 Equity Incentive Plan and 80,000 Shares, reserved for future grant under the Registrant’s 2010 Employee Stock Purchase Plan;

•	Registration Statement on Form S-8 (File No. 333-180146), filed with the SEC on March 15, 2012, pertaining to the registration of 1,127,765 Shares, reserved for future grant under the Registrant’s 2010 Equity Incentive Plan and 80,000 Shares, reserved for future grant under the Registrant’s 2010 Employee Stock Purchase Plan;

•	Registration Statement on Form S-8 (File No. 333-174545), filed with the SEC on May 26, 2011, pertaining to the registration of 294,670 Shares, issuable upon the exercise of outstanding options granted under the Registrant’s 2010 Equity Incentive Plan and 905,330 Shares, reserved for future grant under the Registrant’s 2010 Equity Incentive Plan; and

•	Registration Statement on Form S-8 (File No. 333-171264), filed with the SEC on December 17, 2010, pertaining to the registration of 1,943,270 Shares, issuable upon the exercise of outstanding options granted under the Registrant’s 2001 Equity Incentive Plan, 932,652 Shares, reserved for future grant under the Registrant’s 2010 Equity Incentive Plan and 250,000 Shares, reserved for future issuance under the Registrant’s 2010 Employee Stock Purchase Plan.

On June 24, 2016, pursuant to an Agreement and Plan of Merger, dated as of May 14, 2016 (the “Merger Agreement”), by and among the Registrant , Pfizer Inc., a Delaware corporation (“Pfizer”), and Quattro Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Pfizer (“Purchaser”), Purchaser merged with and into the Registrant, with the Registrant surviving as a wholly-owned subsidiary of Pfizer (the “Merger”).

As a result of the Merger, the Registrant is terminating the Registration Statements and deregistering the remaining Shares registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares that had been registered for issuance that remain unsold at the termination of the offerings. The Registrant hereby removes from registration any and all such Shares of the Registrant registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 24, 2016.

ANACOR PHARMACEUTICALS, INC.

By:	/s/ Douglas E. Giordano
Name:	Douglas E. Giordano
Title:	President and Treasurer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.